Exhibit 99(d)(xiv)

Addendum to Management Agreement

between Lord Abbett Series Fund, Inc.

and

Lord, Abbett & Co. LLC

Dated May 1, 2019

Lord, Abbett & Co. LLC and Lord Abbett Series Fund, Inc. (the “Corporation”) on behalf of its series, Bond Debenture Portfolio, Calibrated Dividend Growth Portfolio, Fundamental Equity Portfolio, Growth Opportunities Portfolio, Mid Cap Stock Portfolio and Total Return Portfolio (each, a “Fund”), do hereby agree that the annual management fee rate for each Fund stated in the first paragraph of Section 2 of the Management Agreement dated December 1, 1989 (the “Agreement”), shall be amended to read as follows:

Bond Debenture Portfolio:

0.50% on the first $500 million of the Fund’s average daily net assets;

0.45% on the next $9.5 billion of the Fund’s average daily net assets; and

0.40% on the Fund’s average daily net assets over $10 billion.

Calibrated Dividend Growth Portfolio:

0.55% on the first $2 billion of the Fund’s average daily net assets; and

0.49% on the Fund’s average daily net assets over $2 billion.

Fundamental Equity Portfolio:

0.75% on the first $200 million of the Fund’s average daily net assets;

0.65% on the next $300 million of the Fund’s average daily net assets; and

0.50% on the Fund’s average daily net assets over $500 million.

Growth Opportunities Portfolio:

0.75% on the first $1 billion of the Fund’s average daily net assets;

0.65% on the next $1 billion of the Fund’s average daily net assets;

0.60% on the next $1 billion of the Fund’s average daily net assets; and

0.58% on the Fund’s average daily net assets over $3 billion.

Mid Cap Stock Portfolio:

0.75% on the first $200 million of the Fund’s average daily net assets;

0.65% on the next $300 million of the Fund’s average daily net assets; and

0.50% on the Fund’s average daily net assets over $500 million.

Total Return Portfolio:

0.28% on the first $4 billion of the Fund’s average daily net assets;

0.26% on the next $11 billion of the Fund’s average daily net assets; and

0.25% on the Fund’s average daily net assets over $15 billion.

For purposes of Section 15(a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Corporation.

LORD, ABBETT & CO. LLC

BY:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel

LORD ABBETT SERIES FUND, INC.

BY:	/s/ John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

Dated: May 1, 2019

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